EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2/A-3 of White Mountain Titanium Corporation (the “Company”) of our report dated February 17, 2006, relating to the Company’s consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations and deficit, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005, 2004 and 2003, and the cumulative period form inception (November 13, 2001) through December 31, 2005.

/s/ Smythe Ratcliffe
Smythe Ratcliffe
Chartered Accountants
Vancouver, British Columbia, Canada
May 22, 2006